Exhibit 99.1

FOR IMMEDIATE RELEASE

CABOT CORPORATION ANNOUNCES SENIOR MANAGEMENT CHANGES

Boston, MA— (January 4, 2005) — Cabot Corporation (NYSE: CBT) announced today that Eduardo E. Cordeiro, Vice President, has been named General Manager of Cabot Supermetals (CSM), effective immediately. In addition to his new role with CSM, Mr. Cordeiro will continue to manage two emerging Cabot Superior MicroPowders businesses: Printed Electronic Displays (PEDS) and Energy Materials (EM).

Mr. Cordeiro joined Cabot six years ago and was previously General Manager of Cabot’s Fumed Metal Oxides (FMO) business. Elected a Vice President in 2003, he has held several senior management positions at Cabot, including Corporate Controller and Director of Investor Relations. He holds a B.A. and an MBA from Harvard University.

Carol Flack, a Vice President of Cabot who was General Manager, CSM, will leave that position to rejoin Cabot’s Strategic Planning Group.

Ravijit Paintal, who has been General Manager of Cabot’s Aerogels business for the past 16 months, will begin the transition process to take on the additional responsibilities of General Manager for Cabot’s Fumed Metal Oxides business. Mr. Paintal joined Cabot in 2003 as a member of the Strategic Planning Group. Before joining Cabot, he worked with the Boston Consulting Group and Schlumberger Oilfield Services. He is a graduate of the Indian Institute of Technology (New Delhi, India) and holds an MBA from Harvard University.

Cabot Corporation is a global specialty chemicals and materials company headquartered in Boston, Massachusetts, USA. Cabot’s major products are carbon black, fumed silica, inkjet colorants, capacitor materials, and cesium formate drilling fluids. The website address is: www.cabot-corp.com.

Contact: Ethel Shepard
Corporate Affairs Manager
617-342-6254
ethel_shepard@cabot-corp.com

Susannah Robinson
Director, Investor Relations
617-342-6244
susannah_robinson@cabot-corp.com